For additional information, contact:
Dan Urness CFO and Treasurer danu@cavco.com
News Release	Phone: 602-256-6263 On the Internet: www.cavco.com
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS FISCAL 2018 SECOND QUARTER RESULTS

PHOENIX, November 7, 2017 – Cavco Industries, Inc. (NASDAQ: CVCO) today announced financial results for the second fiscal quarter ended September 30, 2017. On April 3, 2017, the Company completed the acquisition of Lexington Homes, Inc., which operates a manufactured housing plant in Lexington, Mississippi. Since the acquisition date, the results from this new business are included in Cavco's consolidated financial statements presented herein.
Financial highlights include the following:

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Net revenue for the second quarter of fiscal year 2018 totaled $200.5 million, up 6.5% from $188.3 million for the second quarter of fiscal year 2017. Net revenue for the first six months of fiscal 2018 was $407.3 million, up 9.1% from $373.5 million for the comparable prior year period. The increase was from a larger proportion of higher priced homes sold and improved home sales volume.

•
Income before income taxes was $8.5 million for the second quarter of fiscal year 2018, a 35.1% decrease from $13.1 million income before income taxes in the comparable quarter last year. Severe hurricane activity adversely impacted results of the financial services and factory-built housing segments during the quarter. In August, Hurricane Harvey inflicted widespread wind and flood damage in Texas and in September, Hurricane Irma caused significant damage in Florida.

The financial services segment loss was caused by high homeowners' insurance claim volume in Texas, although the Company's losses on these claims were mitigated by reinsurance contracts. The insurance subsidiary had no operations in Florida and was not affected by Hurricane Irma. In the factory-built housing segment, Hurricane Harvey induced historic flooding in Southeast Texas causing substantial new home inventory damage at certain company-owned retail centers. Both storms caused a limited number of lost production days at manufacturing facilities in the affected areas, consumer home-site damage and economic disruption delaying home sales in Texas and Florida that would have otherwise been recorded during the second quarter of fiscal 2018.
It has been widely reported that the overall economic toll in the affected market areas is substantial. We expect that consumer demand for replacement of homes lost as a result of these events will continue for several quarters. This may include future disaster-relief manufactured home orders from federal and state agencies. The Company will initially participate by producing a number of disaster-relief homes already ordered by FEMA. These homes will be built in factories located in unaffected regions of the country primarily during the winter months to lessen disruptions to existing demand from our core customer base.
For the first six months of fiscal 2018, income before income taxes increased 12.6% to $24.2 million from $21.5 million in the comparable period of the prior year. The improvement was from increased home sales as well as improved earnings in the financial services segment. The same six-month period last year included homeowners' insurance policy related losses from several catastrophic weather events in Texas, as previously reported.

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Income tax expense was $2.3 million, resulting in an effective tax rate of 27.3% for the second quarter of fiscal year 2018 compared to $3.8 million and an effective tax rate of 28.7% in the same quarter of the prior year. For the six months ended September 30, 2017, income tax expense was $6.2 million for an effective tax rate of 25.7%, compared to income tax expense of $6.7 million and an effective tax rate of 31.3% in the comparable period. Income tax expense for the six months ended September 30, 2017 includes a tax benefit of $1.7 million, related to the Company's required implementation of Accounting Standards Update No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvement to Employee Share-based Payment Accounting, which, among other items, requires the Company to record excess tax benefits on exercises of stock options as a reduction of income tax expense in the consolidated statement of comprehensive income, whereas they were previously recognized in equity.

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Net income was $6.2 million for the second quarter of fiscal year 2018, compared to net income of $9.3 million in the same quarter of the prior year, a 33.3% decrease. For the six months ended September 30, 2017, net income was $17.9 million, up 20.9% from net income of $14.8 million for the first six months of fiscal 2017.

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Net income per share for the second quarter of fiscal 2018, based on basic and diluted weighted average shares outstanding, was $0.69 and $0.67, respectively, compared to net income per share of $1.04 and $1.03, respectively, for the comparable quarter last year. Net income per share for the six months ended September 30, 2017, based on basic and diluted weighted average shares outstanding, was $1.99 and $1.96, respectively, versus basic and diluted net income per share of $1.65 and $1.63, respectively, for the prior six month period.

Commenting on the quarter, Joseph Stegmayer, Chairman, President and Chief Executive Officer said, "As part of this report, we express profound appreciation to our employees, customers, vendors and others who persevered through severe weather events in Texas and Florida during the quarter. We are proud of the manner in which our people responded to local needs and the dire circumstances incident to these storms."
Mr. Stegmayer continued, "As highlighted in this report, this quarter's results were negatively impacted by two hurricanes. Although our homeowner insurance operation had a particularly challenging quarter, the insurance-related losses were contained and our outlook for this business remains positive. In addition, home order rates are robust and expected to remain healthy. These factors place us in a favorable position for the second half of fiscal year 2018."
Cavco’s management will hold a conference call to review these results tomorrow, November 8, 2017, at 1:00 PM (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at www.cavco.com under the Investor Relations link. An archive of the webcast and presentation will be available for 90 days at www.cavco.com under the Investor Relations link.
Cavco Industries, Inc., headquartered in Phoenix, Arizona, designs and produces factory-built housing products primarily distributed through a network of independent and Company-owned retailers. The Company is one of the largest producers of manufactured homes in the United States, based on reported wholesale shipments, marketed under a variety of brand names including Cavco Homes, Fleetwood Homes, Palm Harbor Homes, Fairmont Homes, Friendship Homes, Chariot Eagle and Lexington Homes. The Company is also a leading producer of park model RVs, vacation cabins, and systems-built commercial structures, as well as modular homes built primarily under the Nationwide Homes brand. Cavco’s mortgage subsidiary, CountryPlace Mortgage, is an approved Fannie Mae and Freddie Mac seller/servicer, a Ginnie Mae mortgage-backed securities issuer that offers conforming mortgages, non-conforming mortgages and chattel loans to purchasers of factory-built and site-built homes. Our insurance subsidiary, Standard Casualty, provides property and casualty insurance to owners of manufactured homes.

Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing and site-built housing industries; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to: adverse industry conditions; our ability to successfully integrate past acquisitions, including the recent acquisition of Lexington Homes, and any future acquisition or the ability to attain the anticipated benefits of such acquisitions; the risk that any past or future acquisition may adversely impact our liquidity; involvement in vertically integrated lines of business, including manufactured housing consumer finance, commercial finance and insurance; a constrained consumer financing market; curtailment of available financing for retailers in the manufactured housing industry; our participation in certain wholesale and retail financing programs for the purchase of our products by industry distributors and consumers may expose us to additional risk of credit loss; significant warranty and construction defect claims; our contingent repurchase obligations related to wholesale financing; market forces and declining housing demand; net losses were incurred in certain prior periods and there can be no assurance that we will generate income in the future; a write-off of all or part of our goodwill; the cyclical and seasonal nature of our business; limitations on our ability to raise capital; competition; our ability to maintain relationships with independent distributors; our business and operations being concentrated in certain geographic regions; labor shortages; pricing and availability of raw materials; unfavorable zoning ordinances; loss of any of our executive officers; organizational document provisions delaying or making a change in control more difficult; volatility of stock price; general deterioration in economic conditions and continued turmoil in the credit markets; increased costs of healthcare benefits for employees; governmental and regulatory disruption; information technology failures and data security breaches; extensive regulation affecting manufactured housing; together with all of the other risks described in our filings with the Securities and Exchange Commission. Readers are specifically referred to the Risk Factors described in Item 1A of the 2017 Form 10-K, as may be amended from time to time, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise. Investors should not place any reliance on any such forward-looking statements.

CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	September 30, 2017	April 1, 2017
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$136,788	$132,542
Restricted cash, current	12,899	11,573
Accounts receivable, net	36,237	31,221
Short-term investments	14,179	11,289
Current portion of consumer loans receivable, net	32,104	31,115
Current portion of commercial loans receivable, net	9,474	7,932
Inventories	101,515	93,855
Prepaid expenses and other current assets	44,249	28,033
Deferred income taxes, current	—	9,204
Total current assets	387,445	356,764
Restricted cash	726	724
Investments	32,077	30,256
Consumer loans receivable, net	65,397	64,686
Commercial loans receivable, net	21,682	17,901
Property, plant and equipment, net	58,714	56,964
Goodwill and other intangibles, net	83,044	80,021
Total assets	$649,085	$607,316
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25,296	$24,010
Accrued liabilities	140,841	109,789
Current portion of securitized financings and other	5,954	6,417
Total current liabilities	172,091	140,216
Securitized financings and other	53,069	51,574
Deferred income taxes	10,957	21,118
Stockholders’ equity:
Preferred stock, $.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common stock, $.01 par value; 40,000,000 shares authorized; Outstanding 9,027,594 and 8,994,968 shares, respectively	90	90
Additional paid-in capital	244,743	244,791
Retained earnings	166,145	148,141
Accumulated other comprehensive income	1,990	1,386
Total stockholders’ equity	412,968	394,408
Total liabilities and stockholders’ equity	$649,085	$607,316

CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016
Net revenue	$200,507	$188,348	$407,323	$373,489
Cost of sales	165,953	149,241	330,803	301,130
Gross profit	34,554	39,107	76,520	72,359
Selling, general and administrative expenses	26,153	25,429	52,458	50,116
Income from operations	8,401	13,678	24,062	22,243
Interest expense	(1,021)	(1,132)	(2,069)	(2,293)
Other income, net	1,119	552	2,157	1,578
Income before income taxes	8,499	13,098	24,150	21,528
Income tax expense	(2,317)	(3,757)	(6,215)	(6,744)
Net income	$6,182	$9,341	$17,935	$14,784

Comprehensive income:
Net income	$6,182	$9,341	$17,935	$14,784
Unrealized gain on available-for-sale securities, net of tax	1,159	879	604	824
Comprehensive income	$7,341	$10,220	$18,539	$15,608

Net income per share:
Basic	$0.69	$1.04	$1.99	$1.65
Diluted	$0.67	$1.03	$1.96	$1.63
Weighted average shares outstanding:
Basic	9,020,834	8,980,303	9,013,917	8,958,784
Diluted	9,181,899	9,100,833	9,171,515	9,092,653

CAVCO INDUSTRIES, INC.
OTHER OPERATING DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016
Net revenue:
Factory-built housing	$187,380	$175,481	$380,262	$347,967
Financial services	13,127	12,867	27,061	25,522
Total net revenue	$200,507	$188,348	$407,323	$373,489

Income (loss) before income taxes:
Factory-built housing	$8,584	$10,329	$21,754	$21,067
Financial services	(85)	2,769	2,396	461
Total income before income taxes	$8,499	$13,098	$24,150	$21,528

Capital expenditures	$1,185	$1,215	$1,779	$3,105
Depreciation	$884	$814	$1,766	$1,668
Amortization of other intangibles	$92	$92	$184	$184

Total factory-built homes sold	3,298	3,242	6,773	6,637

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